Exhibit 99.2

JOINT FILING AGREEMENT

PURSUANT TO RULE 13d-1(k) (1)

The undersigned acknowledge and agree that the Statement on Schedule 13D to which this Agreement is attached as an exhibit (the “Statement”) is filed on behalf of each of the undersigned and that all subsequent amendments to the Statement shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness or accuracy of the information concerning the other parties hereto, except to the extent that it knows or has reason to believe that such information is inaccurate. This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

Dated: December 27, 2012

PW PARTNERS ATLAS FUND LP By: PW Partners Atlas Funds, LLC, its general partner By: /s/ Patrick Walsh Name: Patrick Walsh Title: Managing Member and Chief Executive Officer	PW Partners Master Fund LP By: PW Partners, LLC, its general partner By: /s/ Patrick Walsh Name: Patrick Walsh Title: Managing Member and Chief Executive Officer
PW PARTNERS ATLAS FUNDS, LLC By: /s/ Patrick Walsh Name: Patrick Walsh Title: Managing Member and Chief Executive Officer	PW Partners, LLC By: /s/ Patrick Walsh Name: Patrick Walsh Title: Managing Member and Chief Executive Officer
PW Partners Capital Management LLC By: /s/ Patrick Walsh Name: Patrick Walsh Title: Managing Member	Patrick Walsh By: /s/ Patrick Walsh